The information in this preliminary pricing supplement is not complete and may be changed. None of this preliminary pricing supplement, the prospectus supplement or the prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2008 PRELIMINARY PRICING SUPPLEMENT NO. AIG-FP-59 TO PROSPECTUS DATED JULY 13, 2007 AND PROSPECTUS SUPPLEMENT DATED JULY 13, 2007	FILED PURSUANT TO RULE 424(b)(2) REGISTRATION NO. 333-106040; 333-143992
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
98% PRINCIPAL PROTECTED NOTES LINKED TO THE PERFORMANCE OF A BASKET OF CURRENCIES
DUE •, 2009 (THE “NOTES”)

The Notes:
•	The Notes are designed for investors who believe that the aggregate value of a basket of currencies (the “Basket”) will appreciate relative to the U.S. dollar from the pricing date (the “Pricing Date”) to the Valuation Date (as defined herein), a date shortly before the maturity date of the Notes. The Notes do not bear interest, and investors must be willing to forgo interest payments on the Notes. The value of the Basket will increase if the Basket’s currencies (the United Arab Emirates dirham (“AED”), the Saudi Arabian riyal (“SAR”), the Malaysian ringgit (“MYR”), the Indian rupee (“INR”), the Taiwanese dollar (“TWD”), the Hong Kong dollar (“HKD”), and the Russian ruble (“RUB”)) (the “Basket Components”)), as weighted in the Basket, appreciate relative to the U.S. dollar. The value of the Basket will decrease if the Basket Components, as weighted in the Basket, depreciate relative to the U.S. dollar.

•	The Notes are 98% principal protected if held to the maturity date.

•	There will be no payments on the Notes prior to the maturity date.

•	We cannot redeem the Notes prior to the maturity date.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of American International Group, Inc. (“AIG”) and part of a series entitled “Medium-Term Notes, Series AIG-FP.”

•	AIG Financial Products Corp, as calculation agent (the “Calculation Agent”), will determine the Basket Return as described in this pricing supplement.

•	The Notes will have CUSIP No. 02687QDQ8.

•	The settlement date is expected to be •, 2008.

•	The Pricing Date is expected to be three New York Business Days prior to the settlement date (scheduled to be •, 2008).
Payment on the maturity date:
•	The maturity date is expected to be •, 2009, subject to postponement in the event such date is not a New York Business Day or in the event of a Disruption Event as described under “Description of the Basket.”
•	The valuation date (the “Valuation Date”) is expected to be three New York Business Days prior to the maturity date (scheduled to be •, 2009), subject to adjustment (i) with respect to all Basket Components, in the event that the scheduled Valuation Date is not a Valuation Business Day with respect to any Basket Component, as described under “Description of the Notes”, and (ii) with respect solely to any Basket Component, in the event of a Disruption Event with respect to such Basket Component, as described under “Description of the Basket”.

•	The amount you receive on the maturity date will be based upon the direction of and percentage aggregate change in the value of the Basket Components, as weighted in the Basket, relative to the U.S. dollar from the Pricing Date to the Valuation Date. For each $1,000 principal amount of Notes, you will receive:

•	if the Basket Return is greater than zero, $1,000 plus a supplemental redemption amount (the “Supplemental Redemption Amount”) equal to (1) $1,000 times (2) the Basket Return times (3) a participation rate equal to a percentage between 100% and 115%; or

•	if the Basket Return is less than or equal to zero, the greater of (i) $1,000 plus the Negative Adjustment Amount and (ii) $980.

•	The Basket Return will equal the sum of the Weighted Currency Returns for the Basket Components. The Weighted Currency Return for each Basket Component will be equal to (1) the Weighting for the applicable Basket Component times (2) the percentage change in the level of that Basket Component relative to the U.S. dollar from the Pricing Date to the Valuation Date, which is calculated as a quotient, the numerator of which is equal to the Starting Value minus the Ending Value for such Basket Component, and the denominator of which is the Starting Value for such Basket Component.

•	The applicable Weighting will be 20% for each of the AED, SAR and RUB and 10% for each of the MYR, INR, TWD and HKD.

•	The Negative Adjustment Amount will equal $1,000 times the Basket Return.

•	The actual participation rate will be determined on the Pricing Date and set forth in the final offering document made available in connection with the sales of the Notes.

          Information included in this pricing supplement supersedes information in the related prospectus supplement and prospectus to the extent that it is different from that information.
          Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-2 of this pricing supplement.

	Per Minimum
	Denomination	Total
Public offering price	$1,000.00	$
Underwriting discount	$0.00	$
Proceeds, before expenses, to American International Group, Inc.	$1,000.00	$
          Concurrently with the pricing of an offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, Lehman Brothers Inc. (“Lehman Brothers”), to hedge completely our market risk under the Notes. Assuming there are no changes in the levels of the Basket Components and no changes in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower, and could be substantially lower, than the original public offering price of the Notes. This is due to, among other things, the fact that the original public offering price of the Notes included, and secondary market prices are likely to exclude, the development and hedging costs associated with the Notes that the hedging counterparty or its affiliates may incur, as well as the projected profit included in the cost of hedging our obligations under the Notes. For more information, see “Risk Factors.”
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc.

The date of this pricing supplement is •, 2008.

RISK FACTORS
          Unlike ordinary debt securities, the return on the Notes at maturity will depend on the value of the Basket. The Notes are only 98% principal-protected, and are therefore a riskier investment than 100% principal-protected debt securities. Investing in the Notes involves a number of significant risks not associated with similar investments in a conventional debt security, including events that are difficult to predict and beyond AIG’s control. Investors should carefully consider the following discussion of risks and the discussion of risks included in the related prospectus before deciding whether to invest in the Notes. Prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
          Your investment may result in a loss
          Only 98% of the principal amount of your Notes is protected if you hold your Notes to maturity, and you may lose part of your original investment in the Notes. Your payment at maturity will depend on the direction of and percentage change in the value of the Basket Components as determined on the Valuation Date. If the Basket Return on the Valuation Date is less than zero, your payment at maturity will be less than the original public offering price per $1,000 principal amount of the Notes, and as a result you may lose up to 2% of your principal or $20.00 per $1,000 Note. This will be true even if the Basket Return is greater than zero at some time during the life of the Notes but later falls below zero and is less than zero on the Valuation Date.
          The inclusion in the original issue price of the Notes of distribution costs and projected profits from hedging is likely to adversely affect secondary market prices for the Notes
          Concurrently with the pricing of an offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, Lehman Brothers, to hedge completely our market risk under the Notes. See “Supplemental Plan of Distribution” for more information regarding the terms of the swap. Assuming there are no changes in the levels of the Basket Components and no changes in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower, and could be substantially lower, than the original public offering price of the Notes. This is due to a number of factors, including that (i) the potential profit to the secondary market purchaser of the Notes may be incorporated into any offered price and (ii) the cost of funding used to value the Notes in the secondary market is expected to be higher than our actual cost of funding incurred in connection with the issuance of the Notes. In addition, the original public offering price of the Notes included, and secondary market prices are likely to exclude, the projected profit that our swap counterparty or its affiliates may realize in connection with this swap. Further, as a result of dealer discounts, mark-ups or other transaction costs, any of which may be significant in the case of complex financial instruments such as the Notes, the original public offering price may differ from values determined by pricing models used by our swap counterparty or other potential purchasers of the Notes in secondary market transactions.
          A trading market for the Notes is not expected to develop, which may adversely affect the price you may receive if you try to sell your Notes before the maturity date
          The Notes will not be listed on any futures or securities exchange, and we do not expect a trading market for the Notes to develop. The development of a trading market for the Notes will depend on our financial performance and other factors such as the increase, if any, in the levels of trading in the Basket Components. Even if a secondary market for the Notes develops, it may not provide sufficient liquidity to allow you to trade or sell the Notes easily, and transaction costs in any secondary market could be high. As a result, the difference between the bid and asked prices for the Notes in any secondary market could be substantial. If you wish to sell your Notes before maturity, you may have to do so at a discount from the original public offering price, and, as a result, you may suffer substantial losses. The Notes are not designed to be short-term trading instruments and if you sell your Notes in the secondary market prior to maturity you will not be entitled to principal protection or any minimum return of the principal amount of your Notes sold. Accordingly, you should be able and willing to hold the Notes to maturity.
          Although Lehman Brothers has indicated that it currently intends to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. If a market-maker

(which may be Lehman Brothers) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. Trading of the Notes may cause any market-maker to have long or short positions in the Notes. The supply and demand for the Notes, including inventory positions of market-makers, may affect the secondary market for the Notes.
          The Basket Return on the Valuation Date may be less than the sum of the Weighted Currency Returns at times before the Valuation Date
          Because the Basket Return is calculated as the sum of the Weighted Currency Returns on the Valuation Date, the sum of the Weighted Currency Returns, if calculated from time to time during the term of the Notes, could be more than the Basket Return on the Valuation Date. This difference could be particularly large if there is significant volatility in the Basket Components during the term of the Notes (especially on dates near the Valuation Date). Because the Valuation Date is near the end of the term of the Notes, if the Basket Components appreciate or remain relatively constant initially during the term of the Notes relative to their starting level and then depreciate, the Basket Return may be significantly lower than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Components or contracts relating to the Basket Components for which there is an active secondary market.
          Disruption Events may adversely affect your return
          Certain events, including events involving the suspension or disruption of market trading in the Basket Components, constitute Disruption Events under the terms of the Notes. To the extent any of these events occurs with respect to a Basket Component and remains in effect on the Valuation Date, the Valuation Date for the affected Basket Component may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled Valuation Business Days, the exchange rate for the affected Basket Component will be determined by the Calculation Agent in good faith based on quotations from dealers in the market for the relevant Basket Component or, in certain circumstances, in the Calculation Agent’s discretion. In the event that the Valuation Date for one or more Basket Components is postponed, the Basket Return may be lower, and could result in the Supplemental Redemption Amount being lower, than what you may have anticipated based on the last available exchange rate for any affected Basket Component as of the scheduled Valuation Date.
          Many factors interrelate in complex ways to affect the trading value of the Notes
          The market price which you may receive for the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, if the volatility of the Currency Rates of the Basket Components changes, the value of the Notes may decrease, which may offset some or all of any increase in the trading value of the Notes attributable to another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.
          The value of the Basket is expected to affect the trading value of the Notes. We expect that the trading value, if any, of the Notes will depend substantially on the level of the Basket Return. However, even if you choose to sell your Notes when the Basket Return exceeds zero, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the level of the Basket Return will continue to fluctuate until the Basket Return is determined on the Valuation Date.
          Changes in the volatilities of the Basket Components relative to the U.S. dollar are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatilities of the Basket Components relative to the U.S. dollar increase or decrease, the trading value of the Notes may be adversely affected.
          Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates of the jurisdictions issuing the Basket Components will affect the trading value of the Notes. In general, if interest rates of the jurisdictions issuing the Basket Components increase relative to interest rates in the United States, we expect that the exchange rates of such Basket Components will increase relative to the

U.S. dollar and, conversely, if such interest rates decrease relative to interest rates in the United States, we expect that the exchange rates of such Basket Components will decrease relative to the U.S. dollar. If interest rates increase or decrease in markets based on any Basket Component, the trading value of the Notes may be adversely affected. Interest rates may also affect the economies issuing the Basket Components and, in turn, the respective exchange rates, and therefore, the trading value of the Notes.
          As the time remaining to the maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their maturity date, the Notes may trade, if at all, at a value above that which would be expected based solely on the value of the Basket. This difference will reflect a “time premium” due to expectations concerning the value of the U.S. dollar relative to the Basket Components prior to the maturity date of the Notes. However, as the time remaining to the maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.
          Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the amount of the Basket Return, if any, as of the Valuation Date, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. For instance, our credit ratings may not reflect the potential impact on the value of your Notes of risks related to structure, market or other factors discussed herein.
          In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Basket will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.
          Any positive return(s) in one or more Basket Components may be offset by a negative return in another Basket Component
          The Notes are linked to the Basket, which is composed of seven Basket Components. Some of the Basket Components are weighted more heavily than others, and accordingly the performance of the Basket will be based on the aggregate weighted appreciation or depreciation of the Basket Components taken as a whole. Therefore, a positive return in one Basket Component may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Component. For example, the Indian rupee and the Taiwanese dollar each have a weighting of 10%, whereas the Russian ruble has a weighting of 20%. Therefore, the combination of a 2% Indian rupee return and a 2% Taiwanese dollar return would be entirely offset by a -2% Russian ruble return, assuming the Currency Rates of the other Basket Components do not change, resulting in a Basket Return of zero and a payment at maturity to you of only your principal amount.
          Your yield may be lower than the yield on other debt securities of comparable maturity
          The yield that you will receive on the Notes may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of AIG with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
          You must rely on your own evaluation of the merits of an investment linked to the Basket
          In the ordinary course of their businesses, AIG and Lehman Brothers or their affiliates may express views on expected movements in foreign currency exchange rates, and these views are sometimes communicated to clients who participate in the foreign currency exchange markets. However, these views are subject to change from time to time. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from those of AIG or Lehman Brothers or their affiliates. For these reasons, you are encouraged to investigate the currency exchange markets based on information from multiple sources, and should not rely on the views expressed by AIG or Lehman Brothers or their affiliates.

          You should make such investigation as you deem appropriate as to the merits of an investment linked to the Basket. Neither the offering of the Notes nor any view which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the Notes.
          Not all the Basket Components’ exchange rates float freely
          Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, not all the Basket Components float freely. Saudi Arabia, the United Arab Emirates, Hong Kong, Malaysia and Taiwan currently either manage the exchange rate of their respective currencies, which means that they allow such currency to float within a certain range against a certain currency or currencies, or they peg their currency at an exact exchange rate against the U.S. dollar.
          As long as these currencies do not float freely, the exchange rate between these currencies and the U.S. dollar will fluctuate to only a limited degree (and, in the case of currencies that are pegged to the U.S. dollar, the exchange rate may not fluctuate at all). As a result, there is limited potential for these Basket Components to appreciate and, consequently, to contribute to an increase in the value of your Notes (which are denominated in U.S. dollars), unless these Basket Components are permitted to float more freely than they currently do. Moreover, if at any time these currencies are permitted to float substantially more freely than they currently do, the exchange rate between that currency and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the level of the relevant Basket Component, and, consequently, the value of your Notes.
          To the extent that the Basket Components float against the U.S. dollar, the values of the Basket Components (and thus the return on your Notes) are affected by many complex factors outside of our control
          Five of the seven Basket Components (the Hong Kong dollar, the Malaysian ringgit, the Indian rupee, the Taiwanese dollar and the Russian ruble) all either float freely against the U.S. dollar or are permitted to float against the U.S. dollar within a range, and in the future any or all of the Basket Components may float more freely than they do today. To the extent that any currency, including the Basket Components, floats against the U.S. dollar, it may be affected by complex political and economic factors. The exchange rate of each Basket Component that floats against the U.S. dollar is at any moment a result of the supply and demand for that currency relative to other currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Basket Component, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, and other countries important to international trade and finance.
          Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to the U.S. dollar. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including those issuing the Basket Components, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting any of the Basket Components, or any other currency.

          Even though currencies trade around the clock, your Notes will not, and the prevailing market prices for your Notes may not, reflect the underlying currency prices and rates
          The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which the Basket Components are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price, if any, of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.
          There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the Basket, as determined by the Calculation Agent. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.
          Future performance of the Basket cannot be predicted on the basis of historical performance
          The exchange rates of the Basket Components, as weighted in the Basket, will determine the Basket Return. As a result, it is impossible to predict whether, or the extent to which, the Basket Return will rise or fall. As discussed herein, exchange rates will be influenced by complex and interrelated political, economic, financial and other factors. Accordingly, the historical performance of the Basket Components should not be taken as an indication of the future performance of the Basket Return, and no projection, representation or warranty is made regarding future performance.
          Purchases and sales by us or the swap counterparty may affect your return
          We intend to hedge our obligations under the Notes through our subsidiary AIG-FP by entering into a swap transaction with Lehman Brothers Special Financing Inc. as the swap counterparty. In turn, the swap counterparty may hedge its obligations on that swap transaction by purchasing the Basket Components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of the Basket Components or the level of the Basket, and may adjust these hedges by, among other things, purchasing or selling Basket Components, or exchange-traded funds or other derivative instruments with returns linked to the Basket or the Basket Components, at any time. If our subsidiary’s swap transaction with Lehman Brothers Special Financing Inc. were terminated, we or one of our subsidiaries may hedge our obligations by engaging in any of the hedging activities described above. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of the Basket Components or the level of the Basket Return and, therefore, the market value of the Notes even as we, one or more of our subsidiaries, or the swap counterparty may realize substantial returns from these activities.
          We may have conflicts of interests arising from our relationship with the Calculation Agent
          AIG-FP, our subsidiary, in its capacity as Calculation Agent for the Notes, is under no obligation to take your interests into consideration in determining the Starting Value, Ending Value, Supplemental Redemption Amount and Negative Adjustment Amount (each as defined herein), if any, and is only required to act in good faith and in a commercially reasonable manner. Because these determinations by AIG-FP will affect the payment at maturity of the Notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.
          Tax consequences
          The tax consequences of investing in the Notes may be uncertain. For a further discussion, see “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES
          AIG will issue the Notes as part of a series of senior debt securities entitled “Medium-Term Notes, Series AIG-FP”, which is more fully described in the Prospectus Supplement, under the Indenture dated as of October 12, 2006 between AIG and The Bank of New York, as trustee, which is more fully described in the related prospectus. The Notes are expected to mature on •, 2009, subject to adjustment in the event of a Disruption Event, as described below under “Description of the Basket.” The Valuation Date is expected to be •, 2009, subject to adjustment (i) with respect to all Basket Components, in the event that the scheduled Valuation Date is not a Valuation Business Day with respect to any Basket Component, and (ii) with respect solely to any Basket Component, in the event of a Disruption Event with respect to such Basket Component, as described under “Description of the Basket”. Information included in this pricing supplement supersedes information in the related prospectus supplement and prospectus to the extent that it is different from that information. You should carefully review the “Risk Factors” sections in this pricing supplement and the aforementioned prospectus, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.
          The Notes will not be subject to redemption by AIG or repayment at the option of any holder of the Notes before the maturity date. The Notes will not have the benefit of any sinking fund.
          AIG will issue the Notes in denominations of $1,000 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the sections entitled “Description of Notes We May Offer—Book-Entry System” in the related prospectus supplement and “Legal Ownership and Book-Entry Issuance” in the related prospectus.
          The CUSIP number for the Notes is 02687QDQ8.
Payment on the Maturity Date
          On the maturity date, you will be entitled to receive a cash payment for each $1,000 principal amount of the Notes, denominated in U.S. dollars, equal to:
•	if the Basket Return is greater than zero, the sum of $1,000 plus the Supplemental Redemption Amount, as provided below; or

•	if the Basket Return is less than or equal to zero, the greater of (i) $1,000 plus the Negative Adjustment Amount and (ii) $980.
          There will be no other payment of interest, periodic or otherwise, on the Notes prior to the maturity date.
          If the maturity date is not a New York Business Day, then you will receive payment in respect of the Notes on the next succeeding New York Business Day, with no adjustment to the amount of such payment on account thereof. “New York Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close or (iii) a day on which banks in the City of New York are not open for dealing in foreign exchange and foreign currency deposits.
     Determination of the Supplemental Redemption Amount
          The “Supplemental Redemption Amount” per $1,000 principal amount of the Notes will be denominated in U.S. dollars, will be determined by the Calculation Agent and will equal (x) the $1,000 principal amount times (y) the Basket Return times (z) the Participation Rate.
          The Basket Return will be the sum of the Weighted Currency Returns for each Basket Component, as determined by the Calculation Agent.

          The Weighted Currency Return for each Basket Component will be equal to:

Weighting x	(	Starting Value - Ending Value	)

Starting Value
          The “Starting Value” for each Basket Component will be the Currency Rate (as defined below in “Description of the Basket”) as determined by the Calculation Agent as of the Pricing Date.
          The “Ending Value” for each Basket Component will be the Currency Rate as determined by the Calculation Agent as of the Valuation Date, as set forth below under “Description of the Basket.”
          The Weighting will be 20% for each of the United Arab Emirates dirham, the Saudi Arabian riyal and the Russian ruble, and 10% for each of the Malaysian ringgit, the Indian rupee, the Taiwanese dollar and the Hong Kong dollar.
          The “Valuation Date” will be the third scheduled New York Business Day immediately prior to the maturity date, provided, however, if the scheduled Valuation Date is not a Valuation Business Day in respect of any Basket Component, the Valuation Date shall be the immediately preceding Valuation Business Day for all Basket Components.
          The “Participation Rate” is expected to be a percentage between 100% and 115% and will be set forth in the final pricing supplement made available in connection with the sale of the Notes.
          The Calculation Agent in respect of the Notes will be AIG-FP, a subsidiary of AIG. All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on AIG and the holders and beneficial owners of the Notes.
     Determination of the Negative Adjustment Amount
          The “Negative Adjustment Amount” per $1,000 principal amount of the Notes will be denominated in U.S. dollars, will be determined by the Calculation Agent and will equal the $1,000 principal amount times the Basket Return.
Examples of Hypothetical Basket Returns
          The following examples show scenarios for the payment at maturity of the Notes. These examples are based on a hypothetical Participation Rate of 107%, hypothetical Starting Values, hypothetical Ending Values, and resulting hypothetical Basket Returns. The hypothetical Starting Values and Ending Values have been chosen arbitrarily for the purpose of these examples, are not associated with any research forecasts for any Currency Rates published by Lehman Brothers, us or any of Lehman Brothers’ or our respective affiliates, and should not be taken as indicative of the future performance of any Basket Component.
          Example 1—The Currency Rates for the United Arab Emirates dirham, the Saudi Arabian riyal, the Malaysian ringgit, the Indian rupee, the Taiwanese dollar, the Hong Kong dollar, and the Russian ruble each decrease relative to their Starting Values (representing an appreciation against the U.S. dollar), resulting in a Basket Return of 0.0680 (6.80%). The Supplemental Redemption Amount is therefore equal to $72.76, and the payment at maturity is equal to $1,072.76 per $1,000 Note, calculated as follows:
               $1,000 + ($1,000 x 0.0680 x 107%) = $1,072.76

           The table below illustrates how the Basket Return in the above example was calculated:

	Hypothetical		Hypothetical
	Starting Value		Ending Value	Weighted Currency
Basket Component	(on the Pricing Date)	Weighting	(on the Valuation Date)	Return
AED	3.6728	20%	3.4141	0.0141
SAR	3.7503	20%	3.4500	0.0160
MYR	3.1865	10%	2.8191	0.0115
INR	39.9300	10%	37.7974	0.0053
TWD	30.4180	10%	27.9507	0.0081
HKD	7.7905	10%	7.6156	0.0022
RUB	23.5900	20%	22.3108	0.0108

	Basket Return = Sum of Weighted Currency Returns =			0.0680

          Example 2—The Currency Rates for the United Arab Emirates dirham, the Saudi Arabian riyal, the Malaysian ringgit, the Indian rupee, the Taiwanese dollar, the Hong Kong dollar, and the Russian ruble each increase relative to their Starting Values (representing a depreciation against the U.S. dollar), resulting in a Basket Return of -0.0402 (-4.02%). Because the Basket Return is less than -2%, the payment at maturity per $1,000 Note is $980.
           The table below illustrates how the Basket Return in the above example was calculated:

	Hypothetical		Hypothetical
	Starting Value		Ending Value	Weighted Currency
Basket Component	(on the Pricing Date)	Weighting	(on the Valuation Date)	Return
AED	3.6728	20%	3.8253	-0.0083
SAR	3.7503	20%	3.8288	-0.0042
MYR	3.1865	10%	3.3449	-0.0050
INR	39.9300	10%	43.3866	-0.0087
TWD	30.4180	10%	33.2643	-0.0094
HKD	7.7905	10%	8.0352	-0.0031
RUB	23.5900	20%	23.7668	-0.0015

	Basket Return = Sum of Weighted Currency Returns =			-0.0402

          Example 3—The Currency Rates for the United Arab Emirates dirham, the Saudi Arabian riyal, the Malaysian ringgit each decrease relative to their Starting Values (representing an appreciation against the U.S. dollar), while the Currency Rates for the Indian rupee, the Taiwanese dollar, the Hong Kong dollar, and the Russian ruble each increase relative to their Starting Values (representing a depreciation against the U.S. dollar), resulting in a Basket Return of 0.0231 (2.31%). The Supplemental Redemption Amount is therefore equal to $24.72, and the payment at maturity is $1,024.72 per $1,000 Note, calculated as follows:
                $1,000 + ($1,000 x 0.0231 x 107%) = $1,024.72
           The table below illustrates how the Basket Return in the above example was calculated:

	Hypothetical		Hypothetical
	Starting Value		Ending Value	Weighted Currency
Basket Component	(on the Pricing Date)	Weighting	(on the Valuation Date)	Return
AED	3.6728	20%	3.2966	0.0205
SAR	3.7503	20%	3.4350	0.0168
MYR	3.1865	10%	3.0915	0.0030
INR	39.9300	10%	41.6978	-0.0044
TWD	30.4180	10%	32.2508	-0.0060
HKD	7.7905	10%	7.9264	-0.0017
RUB	23.5900	20%	24.1896	-0.0051

	Basket Return = Sum of Weighted Currency Returns =			0.0231

          Example 4—The Currency Rates for the United Arab Emirates dirham, the Malaysian ringgit and the Taiwanese dollar each increase relative to their Starting Values (representing a depreciation against the U.S. dollar) while the Currency Rates for the Saudi Arabian riyal, the Indian rupee, the Hong Kong dollar, and the Russian ruble each decrease relative to their Starting Values (representing an appreciation against the U.S. dollar), resulting in a Basket Return of -0.0104 (-1.04%). Because the Basket Return is less than zero but greater than —2%, the Negative Adjustment Amount is equal to $10.40, and the payment at maturity per $1,000 Note is $989.60, and is calculated as follows:.
               Redemption Amount = $1,000 + ($1,000 x – 0.0104) = $989.60
          The table below illustrates how the Basket Return in the above example was calculated:

	Hypothetical		Hypothetical
	Starting Value		Ending Value	Weighted Currency
Basket Component	(on the Pricing Date)	Weighting	(on the Valuation Date)	Return
AED	3.6728	20%	4.1961	-0.0285
SAR	3.7503	20%	3.6300	0.0064
MYR	3.1865	10%	3.6521	-0.0146
INR	39.9300	10%	33.8568	0.0152
TWD	30.4180	10%	31.6365	-0.0040
HKD	7.7905	10%	6.9939	0.0102
RUB	23.5900	20%	23.0153	0.0049

	Basket Return = Sum of Weighted Currency Returns =			-0.0104

          Example 5—The Currency Rates for the United Arab Emirates dirham, the Saudi Arabian riyal, the Indian rupee, the Taiwanese dollar and the Hong Kong dollar each increase relative to their Starting Values (representing a depreciation against the U.S. dollar), while the Currency Rates for the Malaysian ringgit and the Russian ruble each decrease relative to their Starting Values (representing an appreciation against the U.S. dollar), resulting in a Basket Return of -0.0475 (-4.75%). Because the Basket Return is less than -2%, the payment at maturity per $1,000 Note is $980.
          The table below illustrates how the Basket Return in the above example was calculated:

	Hypothetical		Hypothetical
	Starting Value		Ending Value	Weighted Currency
Basket Component	(on the Pricing Date)	Weighting	(on the Valuation Date)	Return
AED	3.6728	20%	4.1961	-0.0285
SAR	3.7503	20%	3.9375	-0.0100
MYR	3.1865	10%	3.0091	0.0056
INR	39.9300	10%	44.2310	-0.0108
TWD	30.4180	10%	31.6365	-0.0040
HKD	7.7905	10%	8.1596	-0.0047
RUB	23.5900	20%	23.0153	0.0049

	Basket Return = Sum of Weighted Currency Returns =			-0.0475

Hypothetical Payout Profile
          The following graph reflects the hypothetical return on the Notes, assuming a hypothetical Participation Rate of 107% and a range of hypothetical Basket Returns.

          This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Values, the Basket Return and Participation Rate, and whether you hold your investment until maturity.
Hypothetical Returns
          The following table illustrates, for a range of hypothetical Basket Returns:
•	the total amount payable on the maturity date per $1,000 Note;

•	the total rate of return to holders of the Notes;

•	the pretax annualized rate of return to holders of the Notes; and

•	the pretax annualized rate of return in U.S. dollars on an investment in the Basket Components.
          The table below assumes a Participation Rate of 107%. The actual Participation Rate will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with the sales of the Notes.

				Pretax annualized
	Total amount payable		Pretax annualized	rate of return
	on the maturity date	Total rate of return	rate of return	on the Basket
Hypothetical Basket Return	per $1,000 Note	on the Notes	on the Notes (2)	Components (2)(3)
-25%	$980.00 (1)	-2.00%	-2.00%	-1.00%
-20%	$980.00	-2.00%	-2.00%	-1.00%
-15%	$980.00	-2.00%	-2.00%	-1.00%
-10%	$980.00	-2.00%	-2.00%	-1.00%
-5%	$980.00	-2.00%	-2.00%	-1.00%
-1%	$990.00	-1.00%	-1.00%	-0.50%
0%	$1,000.00	0.00%	0.00%	-0.00%
1%	$1010.70	1.07%	1.07%	-0.50%
5%	$1053.50	5.35%	5.35%	-2.50%
10%	$1107.00	10.70%	10.70%	-5.00%
15%	$1160.50	16.50%	16.50%	-7.50%
20%	$1214.00	21.40%	21.40%	-10.00%
25%	$1267.50	26.75%	26.75%	-12.50%

(1)	The amount you receive on the maturity date will not be less than $980 per $1,000 principal amount of the Notes.

(2)	The annualized rates of return specified in this table are calculated on a semiannual bond equivalent basis and assume an investment term of one year, a term expected to be equal to that of the Notes.

(3)	The pretax annualized rates of return specified in this column assume that the underlying currency positions will be converted into U.S. dollars at the same time and at the same Currency Rates as those in the Basket.
          The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value, as calculated based upon the Currency Rates on the day the Ending Value is determined, the actual Participation Rate and the term of your investment.
Events of Default and Acceleration
          In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount of the Notes, will be calculated as though the date of acceleration were the maturity date of the Notes.
          In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then-current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means the display page designated as “FEDFUNDS1” on the Reuters service or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the related prospectus supplement.

DESCRIPTION OF THE BASKET
          The Basket is designed to allow investors to participate in exchange rate movements of the currencies included in the Basket, as reflected by the aggregate changes in the exchange rates of the Basket Components relative to the U.S. dollar as determined on the Valuation Date. The currencies that will compose the Basket are the United Arab Emirates dirham (“AED”), the Saudi Arabian riyal (“SAR”), the Malaysian ringgit (“MYR”), the Indian rupee (“INR”), the Taiwanese dollar (“TWD”), the Hong Kong dollar (“HKD”), and the Russian ruble (“RUB”). As the exchange rates used in calculating the Ending Value are expressed as the number of units of the relevant Basket Component per U.S. dollar, the Basket can be viewed as having long positions in the United Arab Emirates dirham, the Saudi Arabian riyal, the Malaysian ringgit, the Indian rupee, the Taiwanese dollar, the Hong Kong dollar, and the Russian ruble. Additionally, the Basket can be viewed as having a short position in the U.S. dollar.
          On the Pricing Date, the Starting Value will be determined for each Basket Component. As the Currency Rates move, the value of each Basket Component per U.S. dollar will vary based on the appreciation or depreciation of that Basket Component. Any appreciation in a Basket Component relative to the U.S. dollar, assuming the Currency Rates of all the other Basket Components remain the same, will result in an increase in the Basket Return. Conversely, any depreciation in a Basket Component relative to the U.S. dollar, assuming the Currency Rates of all the other Basket Components remain the same, will result in a decrease in the Basket Return.
          Set forth below are the Weightings for the Basket Components and the hypothetical Starting Value for each Basket Component, assuming April 7, 2008 were the Pricing Date (the actual Starting Values will be determined by the Calculation Agent on the Pricing Date):

Basket Component	Iso Code	Weighting	Starting Value (1)
United Arab Emirates dirham	AED	20%	3.6728
Saudi Arabian riyal	SAR	20%	3.7503
Malaysian ringgit	MYR	10%	3.1865
Indian rupee	INR	10%	39.9300
Taiwanese dollar	TWD	10%	30.4180
Hong Kong dollar	HKD	10%	7.7905
Russian ruble	RUB	20%	23.5900
(1)	This is the Currency Rate of each Basket Component on April 7, 2008. The actual Starting Value for each Basket Component will be determined on the Pricing Date and set forth in the final offering documents made available in connection with the sale of the Notes.
          The term “Currency Rate,” as of any date, means:
          (i) for the United Arab Emirates dirham, the spot rate in the interbank market quoted as the number of United Arab Emirates dirham for which one U.S. dollar can be exchanged, as published by the WM Company and appearing immediately under the caption ''Bid/Ask’’ on Reuters page USDAEDFIXM=WM at approximately 4:00 p.m., London time; and
          (ii) for the Saudi Arabian riyal, the spot currency exchange rate in the interbank market quoted as the number of Saudi Arabian riyal for which one U.S. dollar can be exchanged, as published by the WM Company and appearing immediately under the caption ''Bid/Ask’’ on Reuters page USDSARFIXM=WM at approximately 4:00 p.m., London time; and
          (iii) for the Malaysian ringgit, the spot rate in the interbank market quoted as the number of Malaysian ringgit for which one U.S. dollar can be exchanged at 11:00 a.m., for settlement in two Valuation Business Days and New York Business Days, reported by the Association of Banks in Singapore, which appears on the Reuters page ABSIRFIX01 to the right of the caption ''Spot’’ under the column ''MYR’’ at approximately 11:30 a.m., Singapore time; and
          (iv) for the Indian rupee, the spot rate in the interbank market quoted as the number of Indian rupees for which one U.S. dollar can be exchanged, for settlement in two Valuation Business Days and New York Business Days, reported by the Reserve Bank of India, as reported by Reuters on page RBIB, or any substitute page thereto, at approximately 2:30 p.m., Mumbai time, or as soon thereafter as practicable; and
          (v) for the Taiwanese dollar, the spot rate in the interbank market quoted as the number of Taiwanese dollars for which one U.S. dollar can be exchanged, for settlement in two Valuation Business Days and New York Business Days, reported by Taipei Forex Inc., which appears on Reuters page TAIFX1 at approximately 11:00 a.m., Taipei time, or as soon thereafter as practicable; and
          (vi) for the Hong Kong dollar, the spot rate in the interbank market quoted as the number of Hong Kong dollars for which one U.S. dollar can be exchanged, as published by the WM Company and appearing immediately under the caption ''Bid/Ask’’ on Reuters page USDHKDFIXM=WM at approximately 4:00 p.m., London time; and
          (vii) for the Russian ruble, the spot rate in the interbank market quoted as the number of Russian rubles for which one U.S. dollar can be exchanged, for settlement in two Valuation Business Days and New York Business Days, which appears on the Reuters page EMTA at approximately 1:30 p.m., Moscow time, or as soon thereafter as practicable.
          If a Disruption Event relating to one or more Basket Components occurs or is continuing on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:
•	for each Basket Component that did not suffer a Disruption Event on the scheduled Valuation Date, the Currency Rate on the scheduled Valuation Date, and

•	for each Basket Component that did suffer a Disruption Event on the scheduled Valuation Date, the Currency Rate on the immediately succeeding day that is a scheduled Valuation Business Day and New York Business Day for such Basket Component on which no Disruption Event occurs or is continuing with respect to such Basket Component;
provided, that if a Disruption Event has occurred or is continuing with respect to a Basket Component on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Basket Component; and (b) the Calculation Agent will determine the Currency Rate for the affected Basket Component on such day in accordance with the Fallback Rate Observation Methodology, as described below.
          The “Fallback Rate Observation Methodology” means that the Currency Rate of the relevant Basket Component will equal the noon buying rate in New York for cable transfers in the relevant currency as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the relevant date. If the Noon Buying Rate is not announced on that date, the Currency Rate for such Basket Component will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Valuation Business Day next succeeding the relevant date, for the purchase or sale for deposits in the relevant currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Currency Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currency. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Currency Rate for such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.
          A “Disruption Event” means any of the following events with respect to a Basket Component, as determined in good faith by the Calculation Agent:
          (a) the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (1) the delivery of U.S. dollars from accounts inside country for which that Basket Component is the lawful currency (such jurisdiction with respect to such Basket Component, the “Basket

Component Jurisdiction”) to accounts outside that Basket Component Jurisdiction; or (2) with respect to AED, SAR, and HKD, the conversion of such Basket Component into USD through customary channels;
          (b) the occurrence of any event causing the Currency Rate for the Basket Component to be split into dual or multiple currency exchange rates; or
          (c) the Ending Value being unavailable for the Basket Component, or the occurrence of an event (i) in the Basket Component Jurisdiction for that Basket Component that materially disrupts the market for the Basket Component or (ii) that generally makes it impossible to obtain the Ending Value for the Basket Component, on the Valuation Date.
          For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.
          “Valuation Business Day” means a day on which banking institutions generally are open (including for dealings in foreign exchange in accordance with the market practice of the foreign exchange market), in respect of (i) the United Arab Emirates dirham, in London; (ii) the Saudi Arabian riyal, in London; (iii) the Malaysian ringgit, in Singapore; (iv) the Indian rupee, in Mumbai; (v) the Taiwanese dollar, in Taipei; (vi) the Hong Kong dollar, in London; and (vii) and the Russian ruble, in Moscow.
Historical Exchange Rates
          The following charts show the spot exchange rates for each Basket Component at the end of each week in the period from the week ending April 10, 2005 through the week ending April 6, 2008 using historical data obtained from Reuters; neither we nor Lehman Brothers makes any representation or warranty as to the accuracy or completeness of this data. The spot exchange rates are expressed as the amount of U.S. dollars per unit of the relevant Basket Component to show the appreciation or depreciation, as the case may be, of the Basket Component against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the number of units of the relevant Basket Component per U.S. dollar, which is the inverse of the spot exchange rates presented in the following charts. The historical data regarding each Basket Component is not necessarily indicative of the future performance of the Basket Components, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Supplemental Redemption Amount will be payable at maturity, or what that Supplemental Redemption Amount, if any, may be. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.
Source: Reuters (without independent verification)

          The United Arab Emirates dirham is currently a pegged currency. The United Arab Emirates government has established an exchange rate of 3.6728 United Arab Emirates dirhams to the U.S. dollar (or inversely, an exchange rate of 0.2723 U.S. dollars to the United Arab Emirates dirham).
Source: Reuters (without independent verification)
          The Saudi Arabia riyal is currently a pegged currency. The Saudi Arabia government has established an exchange rate of 3.7503 Saudi Arabia riyals to the U.S. dollar (or inversely, an exchange rate of 0.2666 U.S. dollars to the Saudi Arabia riyal).
Source: Reuters (without independent verification)
          The Malaysian ringgit is currently a managed floating currency. Prior to July 2005, the Malaysian ringgit was pegged against the U.S. dollar. The Malaysian central bank monitors the Malaysian ringgit against an undisclosed basket of currencies.

Source: Reuters (without independent verification)
     The Indian rupee is currently a managed floating currency and is allowed to float without a fixed target or band relative to any other currency. However, the Indian government may intervene when it deems necessary to preserve stability. Additionally, the Indian government may restrict conversion of rupees into foreign currencies, and, under certain circumstances, approval of the Reserve Bank of India must be obtained to convert rupees into foreign currency.
Source: Reuters (without independent verification)
          The Taiwan dollar is currently a managed floating currency. Since 1989, the Taiwan government has permitted the Taiwan dollar to float according to market forces but has, from time to time, intervened to minimize fluctuation of the exchange rate and to prevent significant declines of the Taiwan dollar against the U.S. dollar.

Source: Reuters (without independent verification)
          The Hong Kong dollar is currently a managed floating currency. The Hong Kong government permits the Hong Kong dollar to float within a range of 7.75 Hong Kong dollars to the U.S. dollar and 7.85 Hong Kong dollars to the U.S. dollar (or inversely, 0.1290 U.S. dollars to the Hong Kong dollar and 0.1273 U.S. dollars to the Hong Kong dollar).
Source: Reuters (without independent verification)
          The Russian ruble is currently a managed floating currency. The Central Bank of Russia monitors the Russian ruble against a basket of currencies consisting of the U.S. dollar and the Euro in an effort to meet inflation targets and to limit real exchange rate appreciation.

          While historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical historical week-end values of the Basket from April 10, 2005, through April 6, 2008, based upon historical Currency Rates. The Basket Return was indexed to a level of 0.0 on April 6, 2008 based upon the Currency Rates determined as of that day. The historical data used in this graph reflects the historical exchange rates available on Reuters, which may not be identical to those determined at the fixing times set forth above. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any upward or downward trend in the hypothetical historical value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease in value at any time over the term of the Notes.

Weekly=Basket
4/10/2005 - 4/6/2008 (GMT)
Price
USD
0.01
0
-0.01
-0.02
-0.03
-0.04
-0.05
-0.06
-0.07
-0.08
-0.09
M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M
Q2 05 | Q3 05 | Q4 05 | Q1 06 | Q2 06 | Q3 06 | Q4 06 | Q1 07 | Q2 07 | Q3 07 | Q4 07 | Q1 08

Source: Reuters (without independent verification)

UNITED STATES FEDERAL INCOME TAXATION
          The United States Federal income tax treatment of the Notes will depend on whether (i) the term of the Notes exceeds one year, or (ii) the term of the Notes will not exceed one year. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.
Where the term of the Notes exceeds one year
          Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in or determined by reference to more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment obligations. These rules are described under the heading “United States Taxation—Original Issue Discount—Notes Subject to Contingent Payment Obligation Rules” in the related prospectus supplement. As more completely described in the related prospectus supplement, holders will recognize income before the receipt of cash attributable thereto and gains on sale or redemption will be ordinary.
          The U.S. Treasury Regulations governing the U.S. federal income tax treatment of contingent payment obligations require the issuer of such Notes to provide the purchaser with the comparable yield of a hypothetical AIG debt instrument with terms similar to the Notes, but without any contingent payments, and a projected payment schedule for payments on the Notes. As discussed in the related prospectus supplement, a purchaser of the Notes will need this information to calculate its income on the Notes. Solely for purposes of applying these regulations, we have determined that the comparable yield is •%. Based on this comparable yield, the projected payment on the maturity date will be $• per unit.

The comparable yield and projected payment set forth above are being provided to holders solely for the purpose of determining the amount of interest that accrues in respect of the Notes for U.S. federal income tax purposes, and none of AIG or its affiliates or agents is making any representation or prediction regarding the actual amount that may be payable with respect to the Notes on the maturity date.
Where the term of the Notes will not exceed one year
          NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE EACH HOLDER TO CONSULT ITS TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO AN INVESTMENT IN THE NOTES.
          In addition to the limitations set forth in the prospectus supplement, this discussion only applies to a holder whose taxable year does not end on a day that is between the Valuation Date and the maturity date.
          Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a Disruption Event, the Notes may be treated as either long-term or short-term debt for U.S. federal income tax purposes. It is likely that the Notes will be treated as contingent short-term debt for U.S. federal income tax purposes. Except as otherwise noted, the discussion below assumes the Notes will be treated as such. Please see the discussion above under the heading “United States Federal Income Taxation—Where the term of the Notes exceeds one year” for the tax treatment of the Notes if the Notes are treated as long-term debt for U.S. federal income tax purposes.

          Upon the maturity of the Notes, a holder of the Notes should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount received with respect to the Notes at such time and the amount paid for the Notes. Upon a sale or exchange of the Notes, holders of the Notes should recognize short-term capital gain or loss in an amount equal to the difference between the amount paid for the Notes and the amount received by a holder upon such sale or exchange, unless the Notes were sold or exchanged between the Valuation Date and the maturity date, in which case holders should treat any gain recognized at such time as ordinary income and any loss as a short-term capital loss. The deductibility of capital losses is subject to limitations.
          It is unclear whether the special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), governing dispositions of debt instruments the payments on which are determined by reference to the value of a foreign currency, would apply to the Notes. As a technical matter, it appears that Section 988 would apply to the Notes, but this seems incongruous with the regime introduced for regular debt under the Section 1.988-6 Treasury Regulations. Although the tax treatment of the Notes is not free from doubt, we intend to treat the Notes in accordance with the discussion herein. It is possible, however, that the Internal Revenue Service could assert that the Notes should be subject to the special rules under Section 988 of the Code, in which case any gain or loss recognized upon the sale or exchange of the Notes would be treated as ordinary income or loss to the extent that such gain or loss is attributable to changes in the spot exchange rates of the currencies that make up the Basket Components after the purchase date of the Notes.

ERISA CONSIDERATIONS
          The Notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the Notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code. The foregoing supplements the discussion under ERISA Considerations in the base prospectus dated July 13, 2007.
USE OF PROCEEDS
          We intend to lend the net proceeds from the sale of the Notes to our subsidiary AIG-FP or certain of its subsidiaries for use for general corporate purposes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
          Under the terms, and subject to the conditions, contained in a terms agreement dated the date hereof, we have agreed to sell the Notes to Lehman Brothers. Lehman Brothers has advised us that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The terms agreement provides that Lehman Brothers is committed to take and pay for all of the Notes if any are taken. See also “Supplemental Plan of Distribution” in the related prospectus supplement.
          Concurrently with the pricing of an offering of the Notes, we (through our subsidiary AIG-FP) intend to enter into a swap transaction with an affiliate of the underwriter, Lehman Brothers, to hedge completely our market risk under the Notes. Under this swap transaction we (through our subsidiary AIG-FP) will be entitled to receive from the swap counterparty payments equal to all amounts due under the Notes, on the due date for such amounts, in exchange for periodic LIBOR-based payments by us to the swap counterparty.
          We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days after the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
GENERAL INFORMATION
          The information in this pricing supplement, other than the information regarding the original public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information under “Risk Factors”, “Description of the Notes—Hypothetical Payout Profile”, “Description of the Notes—Hypothetical Returns”, “Description of the Basket—Historical Exchange Rates”, “United States Federal Income Taxation”, “ERISA Considerations”, “Use of Proceeds” and “Supplemental Plan of Distribution” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
          We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, ANZ Securities, Inc., Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Key Banc Capital Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, National Australia Capital Markets, LLC, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the related prospectus supplement.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.